Exhibit 10.2

EMPLOYMENT AGREEMENT AMENDMENT

Effective January 1, 2009, the Employment Agreement between Cogent Systems, Inc. (the “Employer”) and Paul Kim (“Employee”) dated January 5, 2004 (the “Agreement”), is amended by this amendment (the “Amendment”) as follows:

1. To add the following provisions:

A. The payment of any amount to Employee under the Agreement upon the Termination of the Employment Term that is subject to the requirements of Code Section 409A(b)(2)(i) shall be delayed until the later of (i) the date necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to the delay of payments for six (6) months to certain “specified employees” of certain publicly-traded companies), or (ii) the date that is eighteen (18) months following the execution date of this Amendment, and any such amount to which Employee would otherwise be entitled during any such six (6) or eighteen (18) month period immediately following the Termination of the Employment Term will be paid on the first business day following the expiration of such period.

B. The “termination” of the Employment Term shall mean a “separation from service” as that term is defined in Code Section 409A(a)(2)(A)(i) and Treas. Regs. Section 1.409A-1(h), and as amplified by any other official guidance.

C. The Employer shall have the right to amend or terminate the Agreement at any time, including a retroactive amendment, to the extent such amendment or termination is required to comply with the provisions of Code Section 409A or IRS Notice 2010-6, 2010-3 I.R.B. 275 (January 5, 2010), and any successor official guidance (the “Notice”), as amplified by any official guidance. Any such amendment shall become effective upon the date stated therein, and shall be binding on Employee.

D. This Agreement shall be binding on any successor to the Employer and is intended to comply with the provisions of Code Section 409A, and the Notice, and the Company reserves the right to amend the Plan in its discretion in order to make the Plan comply with Code Section 409A or the Notice; provided, however, that the Employer makes no representation that the benefits provided under the Agreement will comply with Code Section 409A or the Notice and makes no undertaking to prevent Code Section 409A or the Notice from applying to the benefits provided under the Agreement or to mitigate its effects on any deferrals or payments made under the Agreement.

2. To replace the words “within thirty calendar days” with “within two hundred and seventy (270) days” in Section 4.2(iii) of the Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of this 29th date of August 2010.

COGENT, INC.

By:	/s/ Ming Hsieh	By:	/s/ Paul Kim
Paul Kim
Name:	Ming Hsieh

Title:	President and Chief Executive Officer

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